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                      J.P. MORGAN MUTUAL FUND SELECT GROUP



                     AMENDMENT NO. 6 TO DECLARATION OF TRUST

                     Amended and Restated Establishment and
                       Designation of Series of Shares of
                Beneficial Interest (par value $0.001 per share)
                             DATED NOVEMBER 11, 2004





     Pursuant to Sections 6.9 and 9.3 of the Declaration of Trust, dated October 1, 1996 (the "Declaration of Trust"), of the J.P. Morgan Mutual Fund Select Group as amended (the "Trust"), the Trustees of the Trust hereby amend and Restate the Amended and Restated Establishment and Designation of Series appended to the Declaration of Trust to change the name of the following fund effective November 11, 2004:


     JPMorgan Trust Small Cap Equity       to       JPMorgan Small Cap Core Fund


     1. The Designation of Series is being amended and restated in its entirety as follows:

     JPMorgan Bond Fund II
     JPMorgan Fleming International Equity Fund
     JPMorgan Mid Cap Equity Fund
     JPMorgan Small Cap Core Fund
     JPMorgan Tax Aware Large Cap Value Fund
     JPMorgan Tax Aware Large Cap Growth Fund

     2. Each series shall be authorized to invest in cash, securities, instruments, and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such series. Each share of each series shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which shares of that series shall entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to such series, and shall be entitled to receive its pro rata share of the net assets of such series upon liquidation of the series, all as provided in Section 6.9 of the Declaration of Trust.

     3. Shareholders of each series shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such series as provided in, Rule 18f-3, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.

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     4.   The assets and liabilities of the Trust shall be allocated among these series as set forth in Section 6.9 of the Declaration of Trust.

     5. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such series.

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     IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first written above. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.


------------------------                                ------------------------
William J. Armstrong                                    Robert J. Higgins




------------------------                                ------------------------
Roland R. Eppley, Jr.                                   William G. Morton, Jr.




------------------------                                ------------------------
Dr. Matthew Goldstein                                   Fergus Reid, III




------------------------                                ------------------------
Ann Maynard Gray                                        James J. Schonbachler




------------------------                                ------------------------
Matthew Healey                                          Leonard M. Spalding, Jr.